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                                                                  Exhibit 2.1

                                                                  EXECUTION COPY

                CONTRACT TERMINATION AND ASSET PURCHASE AGREEMENT

     This Contract Termination and Asset Purchase Agreement (this "Agreement") is entered into as of the 10th day of June 2002, by and among NovaMed Eyecare Services, LLC, a Delaware limited liability company ("NovaMed"), Williams Eye Institute, P.C., a professional corporation (the "Group") and Douglas P. Williams, M.D. and Ann K. Williams, M.D. (together, the "Providers"). Group and Providers are sometimes referred to herein as a "Practice Party" and collectively as the "Practice Parties." NovaMed, the Group and the Providers are sometimes individually referred to as a "Party" and collectively referred to as the "Parties."

                                    RECITALS

     A. The Group is a medical practice engaged in the business of operating an ophthalmology clinic (the "Ophthalmic Business") and optical dispensary (the "Dispensary Business," together with the Ophthalmic Business, the "Clinic Business");

     B. NovaMed owns and operates an ambulatory surgery center (the "Hammond ASC") located at 6850 Hohman, Hammond, Indiana (the "Hammond ASC Business," together with the Clinic Business, the "Business").

     C. NovaMed, the Group and the Providers entered into a Master Transaction Agreement (the "1996 Master Transaction Agreement") dated January 1, 1996 (the "Initial Closing Date") pursuant to which:

          (i) the Group contributed substantially all of its nonmedical assets to NovaMed in accordance with the terms and conditions of an Asset Contribution and Exchange Agreement of even date therewith (the "Asset Contribution Agreement");

          (ii) NovaMed performed all of the management, administrative and financial services necessary for the operation of the nonmedical aspects of the Group pursuant to the terms and conditions of a Management Services Agreement of even date therewith (the "1996 Services Agreement");

          (iii) the Group executed Physician Employment Agreements (the "1996 Employment Agreements") with Providers pursuant to which Providers performed medical services for the Group;

          (iv) the Group, Providers, NovaMed and other signatories thereto entered into an Escrow Agreement (as amended and/or restated from time to time, the "1996 Escrow Agreement"); and

          (v) Mercantile Bank of Indiana, as Trustee under Trust Agreement dated August 23, 1995, and known as Trust No. 6109 (the "Hammond Landlord") and

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     NovaMed, entered into an Office Lease dated January 1, 1996, as renewed
     January 1, 2001 (the "Hammond Office Lease"), for the Clinic Location (as hereinafter defined) at 6850 Hohman, Hammond, Indiana 46324 and ASC Location (as hereinafter defined).

     Each of the foregoing shall be collectively referred to herein as the "1996 Transaction Documents."

     D. Effective October 13, 1998, NovaMed and the Group entered into a Promissory Note in the principal amount of $53,524 (the "Promissory Note").

     E. Effective October 28, 1998, NovaMed accepted assignment of, and became lessee under, that certain Lease between Advocate Health and Hospitals Corporation d/b/a South Suburban Hospital ("Hazel Crest Landlord") and Robert Heidenry, M.D. dated March 25, 1997 and commencing June 1, 1997 (the "Hazel Crest Office Lease"), for the Clinic Location at Doctors Pavilion, #3500, 17850
S. Kedzie Avenue, Hazel Crest, Illinois 60429. The Hazel Crest Office Lease was amended by the Hazel Crest Landlord and NovaMed, as Lessee, on October 28, 1998, and the existing Hazel Crest Office Lease expired on May 1, 2002.

     F. Effective July 1, 1999, the Group, Ann K. Williams, M.D. and other individuals and professional corporations formed SureVision Eye Centers, LLC (formerly named Hunkeler Eye Centers - Chicago, L.L.C.) ("SureVision") as a consolidated entity of which they were initial members.

     G. Effective July 1, 1999:

          (i) the Group contributed substantially all of its assets to SureVision in accordance with the terms and conditions of a Contribution Agreement dated July 1, 1999 (the "1999 Contribution Agreement");

          (ii) NovaMed and SureVision entered into a Management Services Agreement (the "SureVision Services Agreement") whereby the parties thereto agreed that NovaMed would perform all of the management, administrative and financial services necessary for the operation of the nonmedical aspects of SureVision pursuant to the terms and conditions of the SureVision Services Agreement, and the SureVision Services Agreement replaced the 1996 Services Agreement in its entirety;

          (iii) SureVision entered into a Services Agreement with the Group (the "Contractor Agreement") pursuant to which the Group agreed to perform medical services for SureVision through Douglas P. Williams, M.D.;

          (iv) the Group entered into an amended and restated Physician Employment Agreement with Douglas P. Williams, M.D. (the "1999 D. Williams Employment Agreement") whereby Douglas P. Williams, M.D. agreed to perform medical services, as an employee of the Group, exclusively to patients of SureVision in accordance with the terms of the 1999 Services Agreement;


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          (v) SureVision entered into an amended and restated Physician
     Employment Agreement with Ann K. Williams, M.D. (the "1999 A. Williams Employment Agreement") pursuant to which Ann K. Williams, M.D. agreed to perform medical services for SureVision; and

          (vi) SureVision, the Group, the Providers, NovaMed and the other signatories thereto entered into a consolidated Escrow Agreement (the "SureVision Escrow Agreement") that resulted in the consolidation of the escrow accounts of each of the members of SureVision into a single escrow account (the "SureVision Escrow Account"), and the SureVision Escrow Agreement replaced the 1996 Escrow Agreement in its entirety.

     Each of the foregoing shall be collectively referred to herein as the "1999 Transaction Documents."

     H. Effective as of March 3, 2000, NovaMed, as Tenant, and Tinley Corners, LLC ("Tinley Landlord", together with the Hammond Landlord and the Hazel Crest Landlord, the "Landlords") entered into that certain Strip Center Retail Lease (the "Tinley Office Lease"), for the Clinic Location at 17859 80th Avenue, Tinley Park, Illinois 60477.

     I. Effective as of January 1, 2001:

          (i) SureVision distributed certain assets, including those assets contributed by the Group to SureVision, back to the Group in accordance with the terms and conditions of a Member Withdrawal Agreement dated effective as of January 1, 2001 (the "Withdrawal Agreement");

          (ii) NovaMed and the Group entered into a Management Services Agreement (the "2001 Services Agreement," together with the 1996 Services Agreement and the 1999 Services Agreement (insofar as such agreements may continue to apply to the Group and/or any Provider), the "Services Agreement") whereby the parties thereto agreed that NovaMed would perform all of the management, administrative and financial services necessary for the operation of the nonmedical aspects of the Group pursuant to the terms and conditions of the 2001 Services Agreement, and that the SureVision Services Agreement would no longer apply to the Group;

          (iii) the Group and SureVision terminated the Contractor Agreement;

          (iv) the Group entered into an amended and restated Physician Employment Agreement with Douglas P. Williams, M.D. (the "2001 D. Williams Employment Agreement") whereby Douglas P. Williams, M.D. agreed to perform medical services, as an employee of the Group, exclusively to patients of the Group in accordance with the terms of the 2001 D. Williams Employment Agreement;

          (v) the Group accepted assignment of the 1999 A. Williams Employment Agreement, and entered into an amended and restated Physician

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     Employment  Agreement with Ann K. Williams, M.D. (the "2001 A. Williams
     Employment Agreement," together with the 2001 D. Williams Employment Agreement, the "2001 Employment Agreements") (the "2001 Employment Agreements," together with the 1996 Employment Agreements and the 1999 Employment Agreements (insofar as such agreements may continue to apply to the Group and/or any Provider), shall be referred to herein as the "Employment Agreements");

          (vi) the Group, the Providers, NovaMed, National City Bank and the other signatories thereto entered into an Escrow Agreement (the "2001 Escrow Agreement") pursuant to which the Escrowed Stock (as defined below) was deposited in an escrow account in the name of the Group (the "2001 Escrow Agreement," together with the 1996 Escrow Agreement and the SureVision Escrow Agreement (insofar as such agreements may continue to apply to the Group and/or any Provider), shall be referred to herein as the "Escrow Agreement");

          (vii) NovaMed, the Group, the Providers and John D. Hunkeler, M.D., as medical director of NovaMed, and other signatories thereto entered into an Option Agreement (the "2001 Option Agreement"), providing NovaMed and Dr. Hunkeler with certain rights upon the occurrence of certain events with respect to the ownership of the stock of the Group;

          (viii) NovaMed, the Group, the Providers, John D. Hunkeler, M.D., as medical director of NovaMed, and other signatories thereto entered into a Voting Agreement (Alternate Fee) ("2001 Voting Agreement - Alternate Fee"), providing NovaMed and Dr. Hunkeler with certain rights relating to the calculation of the management fee under the 2001 Services Agreement;

          (ix) NovaMed, the Group, Providers, John D. Hunkeler, M.D., as medical director of NovaMed, and other signatories thereto, entered into a Voting Agreement (Regulatory) ("2001 Voting Agreement - Regulatory," together with the 2001 Voting Agreement - Alternate Fee, the "2001 Voting Agreements"), providing NovaMed and Dr. Hunkeler with certain rights regarding regulatory challenges to the 2001 Services Agreement;

          (x) NovaMed and the Group entered into a Refractive Services Agreement (the "Refractive Services Agreement"), providing that NovaMed would be the exclusive provider to the Group of refractive surgical equipment.

     Each of the foregoing shall be collectively referred to herein as the "2001 Transaction Documents"; the 1996 Transaction Documents and the 1999 Transaction Documents (insofar as they continue to apply to one or more of the Parties) and the 2001 Transaction Documents shall be referred to collectively herein as the "Transaction Documents."

     K. The Parties desire to terminate the Services Agreement and the Transaction Documents, grant a mutual general release and covenant not to sue, and provide for the transfer


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and assignment of certain assets and obligations all in the manner and on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the Parties covenant and agree as follows:

     1. Recitals. The recitals set forth above are incorporated herein by this reference.

     2. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the 2001 Services Agreement. As used in this Agreement, the following capitalized terms shall have the respective meanings indicated:

     "Affiliate" means, with respect to any person or entity, any corporation, proprietorship, limited liability company, partnership of any type, or other person or entity that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person or entity; provided, that with respect to determining any Affiliate of NovaMed, such Affiliates shall include, without limitation, any subsidiary of NovaMed Eyecare, Inc.

     "ASC Location" means the licensed ambulatory surgery center location utilized by the Hammond ASC, and located at 6836 Hohman, Hammond, Indiana 46324.

     "Assumed Contracts" means those contracts, business contracts, personal property leases and other contracts and agreements relating to the Business, all as described on Schedule 2.

     "Business Locations" shall mean the Clinic Location (excluding the location at 17859 80th Avenue, Tinley Park, Illinois) and ASC Location.

     "Clinic Locations" mean the medical offices of the Group located at the following locations and utilized for the Clinic Business: (a) 6850 Hohman, Hammond, Indiana 46324, (b) Doctors Pavilion, #3500, 17850 S. Kedzie Avenue, Hazel Crest, Illinois 60429, and (c) 17859 80th Avenue, Tinley Park, Illinois 60477.

     "Encumbrance" means any mortgage, pledge, lien, encumbrance, charge or other security interest, or any conditional sales agreement, option, or right of first refusal other than: (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings; and (b) purchase money liens (provided the indebtedness is otherwise an Assumed Liability hereunder) and liens securing rental payments under Assumed Contracts.

     "Escrow Stock" means all shares of NOVA Stock, held in escrow pursuant to the 2001 Escrow Agreement.

     "Facilities Business" shall means: (a) the ownership, operation and/or management of, or provision of services to, ambulatory surgery centers, laser vision correction or refractive centers, and other licensed and unlicensed surgical facilities; and (b) the provision of surgical equipment to physicians or other health care providers, which surgical equipment

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includes, without limitation, refractive surgery equipment and cataract removal equipment (e.g., phaco machines).

     "Group Ongoing Obligations" means the respective obligations of Group, Providers and their respective Affiliates under the Settlement Documents, including, but not limited to, this Agreement.

     "Loss" means any damage, liability, obligation, loss, deficiency, cost, settlement, penalty or expense (including, but not limited to, reasonable attorneys' fees and costs and other reasonable costs and expenses incident to any suit, action, proceeding, demand, assessment, judgment, penalty or investigation or defense of any claim).

     "NOVA Stock" means shares of common stock, par value $0.01 per share, of NovaMed Eyecare, Inc.

     "NovaMed Business" means, collectively, (a) providing comprehensive eye care services to eye care providers and businesses ancillary thereto, including, without limitation, providing financial, administrative, information technology, marketing and managed care services and ophthalmic surgical equipment to ophthalmic and optometric providers; (b) the Facilities Business; (c) the Products Business; (d) owning, operating and/or managing a marketing services and products company that provides marketing services and products to eye care providers; and (e) providing clinical research and site management services to the eye care pharmaceutical and device industries.

     "NovaMed Ongoing Obligations" means the obligations of NovaMed and its Affiliates under the Settlement Documents, including, but not limited to, this Agreement.

     "Patient Records" shall include, without limitation, any and all medical charts, files, notes, transcripts, x-ray files, lab reports, other diagnostic information or materials, insurance information, billing and payment statements or records of any kind, explanations of benefits, and other information of or relating to any patient of the Hammond ASC, Group or Providers, as the case may be, of any kind and in any form whatsoever.

     "Person" shall mean any individual, sole proprietorship, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

     "Products Business" means (a) the supply of products and services to ophthalmic and optometric clinics, optical dispensaries and other eye care providers and entities through wholesale optical laboratories and/or optical supplies and equipment purchasing organization; and (b) the management of optical dispensaries.

     "Professional Employees" means the Providers, Robert J. Heidenry, M.D. and John Tanner, O.D.

     "Regulatory Authority" means any court, government, governmental or regulatory agency, organization, commission or body, or any other agency, organization, commission or body exercising or purporting to exercise any executive, legislative, judicial, administrative, policy, regulatory or taxing authority or power of any nature.

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     "Settlement Documents" means this Agreement and all agreements, certificates, instruments, schedules and exhibits to be delivered at the Closing, as hereinafter defined, pursuant to this Agreement.

     3. Termination of Services Agreement and other Transaction Documents.

     (a) Termination of Services Agreement. Except as expressly provided in this Agreement, effective as of 12:01 a.m., central time, on the Closing Date (as defined in Section 19), all of the respective rights, obligations and liabilities of each of the Parties, whether now accrued or hereafter accruing or to be performed under or in connection with the Services Agreement shall terminate and be of no further force or effect, and none of the Parties, any Affiliate of any of the Parties, or any successor in interest to any of the Parties shall have any rights, duties, liability or responsibility with respect to the Services Agreement, except as expressly set forth in this Agreement. Each of the Parties acknowledges and agrees that, except as set forth on Schedule 3(a), no further payments with regard to Practice Expense, Office Expense or Management Fee are due and owing to such other Party under the Services Agreement, and each of the Parties hereby waives any further claims against such other Party for any compensation, severance or any other payments from such other Party under the Services Agreement. Without limiting the generality of the foregoing, NovaMed shall not be entitled to any Management Fee from and after May 1, 2002. The termination of the Services Agreement will not trigger any repurchase rights or obligations of either party under the Services Agreement.

     (b) Termination and Amendment of Other Transaction Documents. As of the Closing Date, the following Transaction Documents are hereby modified, terminated, amended or otherwise affected as follows:

          (i) Escrow Agreement. The Escrow Agreement shall terminate and be of no further force or effect, except that Sections 6(c) and 9 of the 2001 Escrow Agreement shall survive in accordance with the terms thereof.
     Section 8 hereof provides that all Escrow Stock will be conveyed to NovaMed at Closing. Consequently, the Parties have instructed the escrow agent to release and immediately deliver all of the Escrow Stock to NovaMed as of the Closing Date, pursuant to the Letter of Instruction attached hereto as
     Exhibit 3(b)(i) (the "Escrow Instructions").

          (ii) Employment Agreements. The Employment Agreements shall terminate and have no further force and effect. Each of the Group and each Provider acknowledges and agrees that any express or implied obligations of NovaMed under the Employment Agreements shall be considered fully and finally satisfied as of the Closing Date, and each of the Group and each Provider hereby waives any claims against NovaMed for any compensation, severance or any other payments from, or administered by, NovaMed pursuant to the Employment Agreements. NovaMed hereby waives any claims against Group and/or Providers for any liquidated damages or any other payments arising under or with respect to the termination of the Employment Agreements.

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          (iii) Asset Contribution Agreement. All continuing obligations of
     NovaMed, Group and Providers under the Asset Contribution Agreement shall terminate and have no further force and effect.

          (iv) 2001 Option Agreement. The 2001 Option Agreement will be terminated, and all of the respective rights, obligations and liabilities of each party thereto will terminate and be of no further force and effect.

          (v) Professional Employee Agreements. Excluding the Employment Agreements, which will be terminated as of the Closing Date in connection with this Agreement, the Group agrees to amend all employment agreements and other contracts, if any, with the Professional Employees (the "Professional Employee Agreements") to remove any reference to, or obligation of, NovaMed. The Group and Providers hereby jointly and severally agree to indemnify NovaMed for any claims against NovaMed arising from the Professional Employee Agreements, other than those arising out of acts or omissions by NovaMed prior to the Closing Date.

          (vi) Voting Agreements. The Voting Agreements shall terminate, and all of the respective rights, obligations and liabilities of each party thereto shall be of no further force and effect.

          (vii) Refractive Services Agreement. The Refractive Services Agreement shall terminate, and all of the respective rights, obligations and liabilities of each party thereto shall be terminated and have no further force and effect.

          (viii) Promissory Note. Following repayment thereof in connection with
     Section 8(c) hereof, the Promissory Note shall terminate and all of the respective rights, obligations and liabilities of each party thereto will terminate and be of no further force and effect.

          (ix) Office Leases.

               (1) Hammond Office Lease. The Hammond Office Lease is hereby terminated, and all of the respective rights, obligations and liabilities of each party thereto shall terminate and have no further force and effect (subject to the satisfaction by NovaMed of any remaining rent and other obligations arising on or prior to the Closing Date).

               (2) Hazel Crest Lease. The Hazel Crest Office Lease expired as of May 1, 2002. In anticipation of the Hazel Crest Office Lease expiring, Group entered into Lease dated April 11, 2002 with Advocate Health and Hospitals Corporation ("New Hazel Crest Office Lease"). Group agrees to be responsible for, and will indemnify NovaMed from and against, any and all obligations arising under the New Hazel Crest Office Lease.

               (3) Tinley Park Office Lease. The responsibilities relating to the Tinley Park Office Lease are addressed in Section 11(n) below.


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     4. Sale and Assignment of Assets. Subject to the terms of this Agreement, on the Closing Date, NovaMed shall sell, transfer, convey, assign and deliver to the Group, and the Group shall purchase, accept, assume and receive, the Purchased Assets (as hereinafter defined), free and clear of all Encumbrances. As used herein, "Purchased Assets" shall mean:

     (a) All office equipment, medical and surgical equipment, furniture, fixtures and other tangible personal property primarily used in connection with the Business and located at the Business Locations, including, without limitation, those described on Schedule 4(a) attached hereto;

     (b) All inventory and supplies of the Business located at the Business Locations;

     (c) All Assumed Contracts;

     (d) All leasehold interests relating to the Business Locations;

     (e) All accounts receivable of the Business outstanding as of the Closing Date, a list of which (as to unpaid accounts) as of June 5, 2002 is set forth on
Schedule 4(d), which schedule shall be updated with the NovaMed Bring-Down Certificate (as hereinafter defined), to a date not more than three (3) days prior to the Closing Date, and all rights to bill for services provided by the Business on or prior to the Closing Date (collectively, the "Accounts Receivable").

     (f) The Domain Name (as defined below); and

     (g) All Patient Records of the Hammond ASC;

     (h) Books and Records. All originals of the books and records of the Business including, without limitation, all credit record, payroll records, computer records, contracts, agreement, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and other public and confidential business records (collectively, the "Business Records"), whether the Business Records are in hard copy form or are electronically or magnetically stored (NovaMed may retain copies of all of the Business records);

     (i) Licenses, Permits and Approvals. All rights of NovaMed in and to all franchises, licenses, permits, certifications, approvals and authorizations by or of governmental authorities of third parties necessary to own and operate any of the Purchased Assets, including, without limitation, the Hammond ASC, a complete and correct list of which is set forth on Schedule 4(i) (the "Assigned Permits"), subject to Group providing the applicable notices to, and procuring consents and approvals from, all applicable Regulatory Authorities;

     (j) Intellectual Property. All United States and foreign patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, copyright applications and registrations, and trade names of Group listed on Schedule 4(j), and all goodwill associated therewith; and rights to sue for past infringement (all of the foregoing, collectively, "Intellectual Property");

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     (k) Telephone Numbers. All of NovaMed's right, title and interest in, to and under all telephone numbers used in connection with the Business, including all extensions thereto;

     (l) Claims. All causes of action, claims, warranties, guarantees, refunds, rights of recovery and set-off of every kind and character, with respect to the Purchased Assets;

     (m) Insurance. All casualty insurance and warranty proceeds received by NovaMed after the Closing Date with respect to damage to, nonconformance of, or loss to, the Purchased Assets; and

     (n) Prepaid Expenses. All prepaid expenses, prepaid insurance, prepaid rent, deposits and other similar items related to the Purchased Assets (excluding any corporate-based insurance or other corporate-based arrangements that are not being assigned hereunder, including, without limitation, any professional liability insurance policies).

     5. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets do not include the following (collectively, the "Excluded Assets"):

     (a) All cash-on-hand as of the Closing Date that relates to (i) the operation of the Hammond ASC and (ii) Principal Services Revenue and Non-Ophthalmic Business Revenue generated under the Services Agreement, on or before the Closing Date;

     (b) All processes, know-how and proprietary information relating to NovaMed's conduct of the NovaMed Business, including any such processes, know-how and proprietary information used to perform its services under the Services Agreement;

     (c) Any assets of the NovaMed Business that are not Purchased Assets, including, without limitation, those assets identified on Schedule 5 attached hereto and any supply, vendor or other contractual arrangements that NovaMed may have with respect to the Facilities Business that does not primarily relate to the Hammond ASC Business; and

     (d) All accounts receivable outstanding at the Closing Date from the operations of SureVision Eye Centers, L.L.C. (the "SureVision Accounts Receivable").

NovaMed shall have the right, at any time after the Closing Date, and upon reasonable notice to the Group, to enter any of the Clinic Locations or any other location at such time as may be reasonably established by Group to remove any of the Excluded Assets located therein.

     6. Employees; Employee Benefits.

     (a) Termination of Employees. On the Closing Date, NovaMed will terminate all of the employees working exclusively on behalf of the Business (the "Terminated Employees"). The Terminated Employees are listed on Schedule 6(a).
Schedule 6(a) contains a description of the wage levels and other compensatory arrangements of the Terminated Employees immediately prior to the Closing Date. The Group may offer to employ the Terminated Employees on terms and conditions determined by the Group. Subject to Section 6(b)(ii) below, NovaMed will be responsible for any and all severance benefits in favor of any

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Terminated Employee, except for the Assumed PTO Liabilities (as defined in
Section 6(b)(ii) below). Except for claims caused by the negligence or willful acts on the part of the Group or any of the Professional Employees or the Providers, NovaMed will be responsible for any claims filed by any Terminated Employee that relate to facts and circumstances existing on and prior to the Closing Date, or arise from or relate to the termination of such employment in connection the transactions specified herein, regardless of when filed.

     (b) Wages and Benefits.

          (i) Subject to the Group's assumption of Assumed PTO Liabilities, NovaMed shall be responsible for the payment, in the ordinary course of business, of all wages, salaries and employee benefits for the Terminated Employees with respect to the entire pre-Closing period ending on the Closing Date, and all such payments shall constitute Office Expenses. As of the Closing Date, each of the Terminated Employees, regardless of whether he or she subsequently becomes employed, shall cease to be an active participant under any of NovaMed's employee benefit programs, plans, policies and arrangements (the "NovaMed Plans"). NovaMed will comply with all applicable COBRA requirements with respect to the Terminated Employees.

          (ii) As of the Closing Date, NovaMed shall assign to the Group, and the Group shall assume from NovaMed, all liabilities, expenses, obligations, commitments and responsibilities of NovaMed, for Terminated Employees who become employed by Group, with respect to earned or accrued but unpaid vacation, sick pay or other paid time off based on events or pursuant to service prior to the Closing Date by such Terminated Employees, not to exceed the amount listed next to such Terminated Employee's name on
     Schedule 6(b)(ii) (all such liabilities, expenses, obligations, commitments and responsibilities are hereinafter referred to collectively as the "Assumed PTO Liabilities"). The Group has made offers of employment to, and such offers have been accepted by, the Terminated Employees listed on
     Schedule 6(b)(ii).

          (iii) Schedule 6(a) and Schedule 6(b)(ii) contain information as of May 31, 2002, which schedules will be updated with the NovaMed Bring-Down Certificate to a date not more than three (3) days prior to the Closing Date (provided that any such updates will be in the ordinary course of business).

     (c) Professional Employees of Group. The Group has employed all of the ophthalmologists and optometrists providing services in the Clinic Locations, including, without limitation, the Professional Employees (collectively, the "Group Employees"). To the extent the Group Employees participated in any NovaMed Plan, the Group Employees shall cease being active participants in the NovaMed Plans as of the Closing Date. The Group acknowledges and agrees that it is solely responsible for any and all liabilities, expenses, obligations and other commitments relating to the Group Employees, except any such liabilities, expenses and obligations arising from their participation in NovaMed Plans being terminated.

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     7. Assignment and Assumption of Obligations.

     (a) As of the Closing Date, and in addition to other liabilities and obligations expressly assumed by Group pursuant to this Agreement, the Group shall assume from NovaMed and become solely and exclusively liable and responsible for the payment and satisfaction of: (i) all liabilities or obligations of NovaMed to be first performed or first becoming due under the Assumed Contracts after the Closing Date, but not any liability or obligation or breach occurring under any Assumed Contract on or prior to the Closing Date;
(ii) the Assumed PTO Liabilities; (iii) all accounts payable of the Business as of the Closing Date that have been incurred in the ordinary course of business, consistent with past practice, a list of which as of June 1, 2002 is set forth on Schedule 7(a)(iii), which schedule shall be updated with the NovaMed Bring-Down Certificate, to a date not more than three (3) days prior to the Closing Date; and (iv) such other liabilities and obligations as are specifically identified on Schedule 7(a)(iv) (the liabilities described in clauses (i) through (iv) of this Section 7(a) are collectively referred to as the "Assumed Obligations"). Except for the Assumed Obligations, Group shall not assume or otherwise be liable or responsible for any liability, expense or obligation of NovaMed.

     (b) The Group and Providers will continue to be solely responsible for, and in no event will NovaMed be responsible for: (i) Practice Expenses under the Service Agreement; (ii) Excluded Liabilities (as such term is defined in the Asset Contribution Agreement); and (iii) any other expenses that are the responsibility of the Group and/or Providers as expressly set forth in this Agreement.

     8. Payments.

     (a) Termination Fee - Services Agreement. In consideration for the termination of the Services Agreement as contemplated herein, the Group shall pay to NovaMed an amount equal to (collectively, the "Termination Fees"): (i) $1,650,000 for the termination of that portion of the Services Agreement relating to the Ophthalmic Business; and (ii) $50,000 for the termination of that portion of the Services Agreement relating to the Dispensary Business. The Termination Fees will be payable on the Closing Date by the Group via wire transfer of immediately available funds to a bank account designated by NovaMed.

     (b) Purchase Price - Purchased Assets. In consideration for the sale of the Purchased Assets, the Group shall deliver (or cause to be delivered) to NovaMed the following (the "Asset Purchase Price"):

          (i) $1,031,321, by wire transfer of immediately available funds to a bank account designated by NovaMed; and

          (ii) 1,707,488 shares of NOVA Stock (the "Transferred Shares"), which will be represented by (i) certificates representing 1,117,088 shares of NOVA Stock delivered by Group or its Affiliates as described on Schedule 8(b) and (ii) certificate representing 590,400 shares of NOVA Stock that is Escrow Stock to be delivered by the escrow agent to NovaMed in accordance with the terms of this Agreement, as described on Schedule 8(b).

     (c) Cash Reconciliation. In consideration for the execution of this Agreement, and for the Parties' good faith efforts to identify and settle certain expenses and any obligations due and owing one another, the Parties have agreed upon a final cash reconciliation of these items, which items are listed on Schedule 8(c) (the "Reconciliation Items"). The Reconciliation Items include, without limitation, (i) a calculation of and credits to the Group for the net difference of collections, patient and third party payments and receipts (i.e. cash receipts) by the Clinic Business during the period from May 1, 2002 through the Closing Date, over the payments of payables and expenses (i.e. cash disbursements) by the Clinic Business during such period (the "Practice Reconciliation Amount"), and (ii) a calculation of and credits to the Group for the net difference of collections, patient and third party payments and receipts (i.e. cash receipts) by the Hammond ASC Business during the period from June 1, 2002 through the Closing Date, over the payments of payables and expenses (i.e. cash disbursements) by the Hammond ASC Business during such period (the "ASC Reconciliation Amount" and, collectively with the Practice Reconciliation Amount, the "Income Reconciliation Amount"). All Reconciliation Items, except for the Income Reconciliation Amounts, will be definitively identified and measurable as of the Closing Date in accordance with Schedule 8(c); the Income Reconciliation Amount will be estimated as closely as possible as of the Closing Date in accordance with Schedule 8(c) (the "Income Reconciliation Estimate"); and the net total of the Income Reconciliation Estimate and all other Reconciliation Items will be due and owing, as applicable, from either NovaMed to Group or Group to NovaMed as set forth below (the "Closing Reconciliation Payment"). In the event that the Closing Date occurs after June 15, 2002 due to a delay in the obtaining of the Bank Approval or some other delay on the part of NovaMed despite the satisfaction on or prior to June 15, 2002 of all of NovaMed's conditions to closing set forth in Section 15 (other than Section 15(a)), then the Closing Reconciliation Payment shall be adjusted in the favor of the Group by the product of (x) the number of days after June 15, 2002 on which the Closing actually occurs and (y) $1,000. Schedule 8(c) will dictate the amount of the Closing Reconciliation Payment due and owing at Closing from NovaMed or the Group, as applicable (the "Remitting Party") to the Group or NovaMed, as applicable (the "Receiving Party"). The Closing Reconciliation Payment will be payable on the Closing Date by the Remitting Party to the Receiving Party in accordance with Schedule 8(c) by wire transfer of immediately available funds to a bank account designated by the Remitting Party. The Income Reconciliation Amounts will be finalized, calculated and any adjustments thereto paid after Closing as follows:

          (i) Reconciliation Schedule. As soon as practicable following the Closing, but not later than thirty (30) days after the Closing, NovaMed will deliver to Group a schedule (the "Reconciliation Schedule") setting forth NovaMed's calculation of the Practice Reconciliation Amount and the ASC Reconciliation Amount, each for the period beginning on May 1, 2002 or June 1, 2002, as applicable, through the Closing Date. NovaMed will provide the Group and its accountants with reasonable access to (A) the books and records used by NovaMed to reach such determination and (B) NovaMed's accounting and financial personnel and their workpapers prepared in the course of such determination. Group will have thirty (30) days after receipt of the Reconciliation Schedule to assert any objection to the Reconciliation Schedule (unless the aforementioned access is not promptly made available, in which case the thirty (30) day period may be extended by the Group for a reasonable period based on the Group's actual receipt of such access) by delivering a notice of objections to NovaMed (the

     "Protest Notice"). In the event the Group agrees with the Reconciliation Schedule or the Group fails to deliver the Protest Notice to Nova within the thirty (30) day period, the Reconciliation Schedule will be considered to be the final determination of the Income Reconciliation Amounts as of the Closing Date.

          (ii) Resolution of Objections. The Group and NovaMed will use their best efforts in good faith to amicably resolve the Group's objections within fifteen (15) business days after NovaMed's receipt of the Protest Notice. If the parties cannot resolve the dispute within such fifteen (15) business day period, then all disputed items shall be submitted to a firm of independent public accountants (the "Neutral Accounting Firm") selected by the parties within ten (10) business days after the expiration of said fifteen (15) business day period. If the parties are unable to agree on the Neutral Accounting Firm, such Firm will be selected by the Chicago, Illinois office of the American Arbitration Association at the request of either party. As a condition to its engagement, the Neutral Accounting Firm must commit to make its determination within thirty (30) days after selection. To be eligible, the Neutral Accounting Firm shall not represent the Group, NovaMed or any of their respective Affiliates. All fees and expenses relating to the work to be performed by the Neutral Accounting Firm will be borne equally by the Group and NovaMed. The Neutral Accounting Firm will act as an arbitrator to determine, based solely on presentations by the Group and NovaMed, and not by independent review, only those issues in dispute. The determination of the Neutral Accounting Firm will be set forth in a written statement delivered to the parties and shall be final, binding and conclusive. The final Practice Reconciliation Amount and the ASC Reconciliation Amount as finally determined pursuant to this Section 8(c) shall be referred to herein as the "Final Income Reconciliation Amount."

          (iii) Payment. Upon the final determination of the Income Reconciliation Amounts, to the extent that the Final Income Reconciliation Amount exceeds the Income Reconciliation Estimate, NovaMed will pay such excess to Group, within five (5) business days after such final determination. To the extent that the Final Income Reconciliation Amount is less than the Income Reconciliation Estimate, then Group will pay such difference to NovaMed within five (5) days after the final determination.

     (d) Purchase Price Allocation. Following the Closing and prior to filing tax returns for the year ended December 31, 2002, the Parties will use reasonable efforts to agree upon an allocation of the Asset Purchase Price for purposes of filing a Form 8594.

     9. Representations and Warranties of NovaMed. NovaMed represents and warrants to the Group and the Providers that the statements contained in this
Section 9 are true and correct as of the date hereof and will be true and correct as of the Closing Date. NovaMed is not making representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Section 9.

     (a) Organization and Power. NovaMed is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. NovaMed has all requisite corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated.

     (b) Authority Relative to Agreement. NovaMed has the full right, power and legal authority to execute and deliver this Agreement. NovaMed has the full right, power and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of NovaMed hereby. This Agreement has been duly executed and delivered by NovaMed and is a valid and binding agreement of NovaMed, enforceable against NovaMed in accordance with its terms.

     (c) Noncontravention. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by NovaMed with any of the provisions hereof will: (i) conflict with or violate any provision of the Certificate of Formation or Operating Agreement of NovaMed;
(ii) except as identified on Schedule 9(c) and except with respect to any consent NovaMed must obtain from the Banks (as hereinafter defined), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which NovaMed is a party or by which NovaMed or any of their respective properties or assets may be bound; (iii) to the knowledge of NovaMed, violate or conflict with any constitution, statute, regulation or rule of any Regulatory Authority in effect as of the Closing Date and applicable to NovaMed; or (iv) violate or conflict with any injunction, judgment, order, decree, ruling, charge or other restriction of any Regulatory Authority binding on NovaMed. Except as otherwise expressly contemplated by this Agreement (including, without limitation, Section 11(i) hereof, identified on Schedule 9(c) and except with respect to any consent NovaMed must obtain from the Banks, no filing or registration with, notice to or authorization, consent or approval of any Regulatory Authority, creditor or other person in a contractual relationship with NovaMed is necessary in connection with the execution and delivery of this Agreement, the performance of NovaMed's obligations hereunder, or the consummation of the transactions contemplated hereby.

     (d) Contracts. NovaMed is not in default or breach under any Assumed Contracts and, to NovaMed's knowledge, none of the third parties to such Assumed Contracts are in default or breach.

     (e) Title and Condition of Assets. The Purchased Assets when conveyed to the Group pursuant to the Bill of Sale (as defined in Section 17(a)(iv)), will be free and clear of any and all Encumbrances upon the filing of all UCC release and termination statements to be delivered to the Group in accordance with
Section 17(b)(vi) hereof, other than those Encumbrances caused or suffered to be placed upon the Purchased Assets by acts or obligations of the Group. The Group acknowledges that certain of the assets used in the Business are leased and that only NovaMed's leasehold rights in such assets are included in the definition of "Purchased Assets."

     (f) HIPAA Compliance Disclaimer. Notwithstanding anything in this Agreement to the contrary, NovaMed makes no representation or warranty that (a) any of the

Purchased Assets being sold and/or provided by NovaMed to Group under this Agreement, including without limitation, any computer hardware and/or software, are in compliance with the Health Insurance Portability and Accountability Act of 1996 (Public Law 104-91, 42 U.S.C. 1301 et. seq.) and regulations promulgated thereunder (collectively, "HIPAA"), and applicable state laws having similar subject matter to HIPAA ("State HIPAA"), (b) NovaMed conducted the Hammond ASC Business and its activities under the Services Agreement, including, without limitation, its billing and collection activities, its medical records management activities, and its general practice management activities, in a manner that complied with HIPAA or State HIPAA, and (c) the provisions of this Agreement are compliant with HIPAA and State HIPAA.

     (g) Insurance. Schedule 9(g) is a complete and correct list and brief description of all insurance policies previously maintained by NovaMed with respect to the Business since January 1, 2001.

     (h) Taxes. All sales, use taxes and employee withholding taxes (excluding those relating to Douglas P. Williams, M.D.) and (in the case of Hammond ASC Business, state and Federal income taxes) due and payable ("Business Taxes"), as they relate to the operation of the Business or the ownership of the Purchased Assets during the period from the Initial Closing Date to the Closing Date, have been paid in full by NovaMed. NovaMed has timely filed all Business Tax returns, which they are required to have filed with respect to the Business or the ownership of the Purchased Assets, and such returns are complete and correct in all material respects.

     (i) No Unscheduled Obligations. Except for the Assumed Contracts, NovaMed has not entered, and to its knowledge has not caused any Terminated Employee to enter, into any contract or lease or incurred or caused to be incurred any liability, debt or obligation that Group or Providers, either directly or indirectly, is or could be liable or responsible for or obligated to discharge or satisfy, or that could result in any lien, security interest or encumbrance upon any of the Purchased Assets.

     (j) Litigation and Governmental Action. There are no suits, actions or claims, governmental investigations or inquiries, legal, administrative or arbitration proceedings pending or, to the knowledge of NovaMed, threatened against NovaMed, or to which NovaMed is a party which relate to or affect the Purchased Assets or the Business. There is not outstanding any notice, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal relating to or affecting the Purchased Assets or the Business.

     (k) Financial Statements; Books and Records. Attached as Schedule 9(k) are the following financial statements of the Hammond ASC Business (collectively, the "Financial Statements"): (i) a balance sheet and related statements of income as of and for the fiscal year ended December 31, 2001 (the "Most Recent Fiscal Year End"); and (ii) the balance sheet (the "Latest Balance Sheet") and related statements of income for the Company as of and for the four months ended April 30, 2002. Although not audited, the Financial Statements are correct and complete in all material respects, have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present, in all material respects, the consolidated financial condition and results of operations of Hammond ASC Business as of the times and for the periods referred to therein (except for the absence of footnotes and (in the case of interim financials) the effect of normal year-end adjustments which will not be material).

     (l) Recent Events. Since the Most Recent Fiscal Year End, the Company has conducted the Hammond ASC Business (including the payment of payables, collection of receivables and purchase and use of Inventory) only in the ordinary course of business in accordance with past practices.

     (m) Permits; Compliance. The Assigned Permits, together with the medical licenses and other permits held by the Group and Group Employees, constitute all of the permits, licenses, orders and approvals of all Governmental Authorities necessary or desirable to the conduct of the Business and the ownership, use, occupancy or operation of its assets, except for those Permits the absence of which could not be reasonably expected to have a material adverse effect on the Business. The Assigned Permits are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of NovaMed, threatened. NovaMed has received no notices of any suspension or cancellation of any of the Assigned Permits. Except for the Assigned Permits relating to the operation of the Hammond ASC (for which Group is responsible for procuring all necessary consents and approvals from Regulatory Authorities), none of the Assigned Permits, and no application for any of such Assigned Permits, will be adversely affected by the consummation of the transactions contemplated by this Agreement or any Transaction Document.

     10. Representations and Warranties of the Group and the Providers. Each of the Group and each Provider represents and warrants to NovaMed that the statements contained in this Section 10 were true and correct as of the date hereof and will be true and correct as of the Closing Date. The Group and the Providers are not making any representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Section 10.

     (a) Organization and Power. The Group is a professional corporation organized under the laws of the State of Indiana and engaged in the practice of ophthalmology and optometry. The Group has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. The copies of the Group's Certificate of Incorporation and By-laws that have been previously delivered or made available to NovaMed are complete and correct and are in full force and effect. Douglas P. Williams, M.D. is the sole shareholder of the Group.

     (b) Authority Relative to Agreement. Each of the Group and each Provider has the full right, power and legal authority to execute and deliver this Agreement. The Group has the full right, power and legal authority to perform this Agreement and to consummate the transactions contemplated on the part of the Group hereby. This Agreement has been duly executed and delivered by the Group and the Providers and is a valid and binding agreement of the Group and the Providers, enforceable against each of them in accordance with its terms.

     (c) Noncontravention. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by the Group and the Providers, with any of the provisions hereof will: (i) conflict with or violate any provision of the Group's Certificate of Incorporation or By-laws; (ii) result in violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, contract, agreement, commitment, bond, mortgage, indenture, license, lease, pledge agreement or other instrument or obligation to which the Group or any Provider is a party or by which the Group, any Provider or any of their respective properties or assets may be bound, except for the agreements with NovaMed to be terminated hereby;
(iii) to the knowledge of Group or Providers, violate or conflict with any constitution, statute, regulation or rule of any Regulatory Authority in effect as of the Closing Date and applicable the Group or the Providers; or (iv) violate or conflict with any injunction, judgement, order, decree, ruling, charge or other restriction of any Regulatory Authority binding upon the Group or the Providers. Except as otherwise expressly contemplated by this Agreement, including, without limitation, in Section 9(c), no filing or registration with, notice to or authorization, consent or approval of any Regulatory Authority, creditor or other person in a contractual relationship with the Group or any Provider is necessary in connection with the execution and delivery of this Agreement, the performance of their obligations hereunder, or the consummation of the transactions contemplated hereby.

     (d) No Unscheduled Obligations. Except for the Assumed Contracts, neither the Group, the Providers, nor any other Professional Employee has entered into any contract or lease or incurred or caused to be incurred any liability, debt or obligation that NovaMed or any Affiliate thereof, either directly or indirectly, is or could be liable or responsible for or obligated to discharge or satisfy.

     (e) Office Expenses. The Group and the Providers, to their knowledge, have not incurred any Office Expenses or other accounts payable on behalf of NovaMed that have not been disclosed to NovaMed.

     (f) Issuance of Checks. To the knowledge of Group and the Providers, since the Closing Date, neither the Group, the Providers, any of the Professional Employees, any of the Terminated Employees nor any employee, contractor or Affiliate of any of such entities or persons (other than NovaMed (excluding with respect to NovaMed any checks or payments issued or caused to be issued by those employees of NovaMed defined herein as the "Terminated Employees")), has issued any checks or payments, or caused to be issued any checks or payments, drawn on any bank or other account which is owned by or is in the name of NovaMed, other than those checks or payments set forth on Schedule 10(f) hereto.

     (g) NOVA Stock. Group and its Affiliates as identified on Schedule 10(g) have good title to the Transferred Shares, free and clear of any Encumbrances, other than under the Escrow Agreement and applicable securities laws, and full right, power and authority to convey, transfer and deliver the Transferred Stock to NovaMed as provided herein without obtaining the consent or approval of any Person. At any time from and after Closing, Group and its Affiliates agree, at the request of NovaMed, to execute and deliver any further stock powers, documents or other instruments, and perform all such further acts, as may be necessary to convey, transfer and deliver the Transferred Shares to NovaMed.

     11. Covenants.

     (a) Conduct of Operations.

          (i) During the period from the date of this Agreement through the Closing Date (the "Interim Period"), and subject to any actions of the Practice Parties (including, without limitation, their agent, Renee Peters), NovaMed shall operate the Business solely in the ordinary course of business, consistent with past practice, and in compliance with the terms of this Agreement. Without limiting the generality of the forgoing, NovaMed will (a) perform all of its material obligations under all agreements relating to or affecting the Business or the Purchased Assets;
     (b) keep in full force and effect all permits, insurance, franchises and other rights material to the Business; (c) maintain the books, accounts and records of the Business in all material respects in accordance with past custom and practice as used in connection with the preparation of the Latest Balance Sheet; (d) maintain in full force and effect the existence of all material intellectual property; (e) not sell, transfer, encumber, subject to any Encumbrance, any Purchased Asset (other than sales of inventory in the ordinary course of business); and (f) not alter the historical accounting or business practices with regard to managing the accounts receivable, accounts payable or cash flow of the Business. The Parties acknowledge that Renee Peters will not be considered an agent of NovaMed for purposes of this Section 11(a)(i).

          (ii) The Practice Parties agree that they will not, and the Practice Parties will cause Renee Peters to not, engage in any activity during the Interim Period that (A) materially adversely affects NovaMed's ability to comply with its obligations set forth in Section 11(a)(i) above and (B) materially varies from the Practice Parties' operation of and/or involvement with the Business in the ordinary course of business, consistent with past practice, and in compliance with the terms of this Agreement.

     (b) Further Acts and Assurances. Each of the Parties will use its respective commercially reasonable efforts to promptly take all actions and do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, NovaMed shall use commercially reasonable efforts to obtain the Bank Approval. Each Party shall at any time and from time to time at and after the Closing, upon request of any other Party: (i) take all steps necessary to place the Group in possession and operating control of the Purchased Assets; (ii) enter into any agreement expressly contemplated hereby; and (iii) execute, acknowledge and deliver or cause to be done, executed and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required to effect the transactions contemplated by this Agreement.

     (c) Patient Records.

          (i) The ownership and/or possession of all Patient Records of patients for whom the Group and/or Providers has provided services shall remain with the Group.

          (ii) For seven (7) years after the Closing Date, the Group and Providers shall grant to NovaMed and its representatives, at NovaMed's request, access during normal business hours and upon reasonable prior written notice to, and the right to make copies of, at NovaMed's sole cost and expense, those Patient Records as may be necessary in connection with the business and affairs of NovaMed after the Closing Date; provided, that NovaMed shall only have such access to the extent necessary in connection with: (A) any government, state or federal agency review of NovaMed or the operations of the Group, the Providers and/or the Business through the Closing Date (the "Pre-Closing Date Business"); (B) a written request from the Department of Health and Human Services, the Centers for Medicare and Medicaid Services or other state or federal agency; (C) a claim or lawsuit against NovaMed or relating to the Pre-Closing Date Business; (D) as required by applicable law; or (E) otherwise pursuant to proper patient consent and/or authorization, as applicable. If during such seven year period any of the Group or any Provider elects to dispose of any such Patient Records, (other than in connection with a sale of the Patient Records or the transfer of records as requested by any patient or physician), the Group and Providers shall use all commercially reasonably efforts to give NovaMed reasonable prior written notice, during which period NovaMed shall have the right to obtain such Patient Records without any consideration owing to the Group or Providers. Upon a sale of any Patient Records by the Group or Providers to a third-party purchaser, the Group and Provider shall use all commercially reasonable efforts to cause any such third-party purchaser to comply with the Group and Providers' obligations under this Section 11(c)(ii). Notwithstanding anything in this Agreement to the contrary, the Group and Providers shall only release and copy, destroy, dispose of, sell or transfer Patient Records to NovaMed or any person or entity upon proper patient notice, consent and/or authorization (to the extent required by applicable state, federal and local laws and regulations).

     (d) Billing Records.

          (i) The possession of all billing records relating to the Hammond ASC Business and NovaMed's provision of services under the Services Agreement (the "Billing Records") shall remain with NovaMed (except to the extent the Group has maintained Billing Records in its possession as well, and except that NovaMed shall copy and provide to Group all Explanation of Benefit forms of the Hammond ASC Business generated since January 1, 2001, and provide Group with reasonable access and right to copy records from earlier time periods; NovaMed will copy such requested records provided Group reimburses NovaMed for the reasonable cost and expense of doing so).

          (ii) For seven (7) years after the Closing Date, NovaMed shall grant to Group, Providers and their respective representatives, at Group or any Provider's request, access during normal business hours and upon reasonable prior written notice to, and the right to make copies of, at Group or Providers' sole cost and expense, those Billing Records as may be necessary in connection with the business and affairs of the Group and Providers after the Closing Date; provided, that the Group and Providers shall only have such access to the extent necessary in connection with: (A) any government, state or federal agency review of the Group, the Providers or the Pre-Closing Date Business; (B) a written request from the Department of Health and Human Services, the Centers for Medicare and Medicaid Services or other state or federal agency; (C) a claim or lawsuit against Group or any Provider, or relating to the Pre-Closing Date Business; (D) as required by applicable law; or (E) otherwise pursuant to proper patient consent and/or authorization, as applicable. If during such seven year period NovaMed elects to dispose of any such Billing Records (other than in connection with a sale of the Billing Records), NovaMed shall use all commercially reasonable efforts to give the Group and Providers reasonable prior written notice, during which period the Group and Providers shall have the right to obtain copies of such Billing Records without any consideration owing to NovaMed. Upon a sale of any Billing Records by NovaMed to a third-party purchaser, NovaMed shall use all commercially reasonable efforts to cause any such third-party purchaser to comply with NovaMed's obligations under this Section 11(d)(ii).

     (e) Cooperation. Each of the Parties agrees to notify the other Parties if any of them is served with a subpoena or other legal process, or otherwise contacted by or asked to provide information to, any other person or entity, including any Regulatory Authority, concerning investigations, lawsuits or other legal proceedings involving the Parties hereto and the subject matter hereof. The Party requesting such assistance agrees to reimburse the Parties providing the assistance and cooperation for all reasonable expenses, including personnel costs, incurred by such Parties in fulfilling these obligations, provided that an estimate of such expenses is provided to the requesting Party at the time the request is made. These obligations are subject to any and all personal rights and privileges that each of the Parties may have concerning any of these matters. The Parties further agree that they will not voluntarily assist any person or entity, except any Regulatory Authority to the extent legally required, in bringing or pursuing legal action against the other Parties and the other Parties' Affiliates and each of their respective directors, officers, employees, agents, contractors, successors, assigns and representatives based on events occurring prior to the Closing Date.

     (f) Services Agreement. Through and until the Closing Date, each of the Parties shall continue to perform all of their obligations under the Transaction Documents, and the Group shall continue to accrue and be required to pay all management fees pursuant to the Services Agreement.

     (g) Use of Name and Accounts. Upon Closing, the Group, the Providers, all of their respective Affiliates and the Terminated Employees shall cease: (i) using or referring to any NovaMed name or tradename in any manner; (ii) issuing any checks on accounts owned by or in the name of NovaMed; and (iii) using any NovaMed materials used in the conduct of the Business, including, without limitation, manuals, forms and binders. Upon Closing, NovaMed will cease portraying itself as owner and operator of the Hammond ASC Business and an agent of the Group. NovaMed will also cease all use of the name, "Williams Eye Institute" or any derivatives of the name "Williams."

     (h) Notices and Consents. Notwithstanding anything to the contrary set forth herein, Group will be responsible for delivering all notices to, and procuring all consents and approvals from, all Regulatory Authorities regarding the transfer of the Hammond ASC Business from NovaMed to Group.

     (i) Going Forward. The Group and Providers will be responsible for equipping, staffing, insuring and operating their business from and after the Closing Date, including, without limitation, ensuring the compliance of its business operations with HIPAA and State HIPAA. Without limiting the generality of the foregoing sentence, the Group and Providers shall be solely responsible for procuring all necessary insurance coverage and employee benefit plans. NovaMed will have no further obligations whatsoever with respect to the ongoing operation and conduct of the Business from and after the Closing Date.

     (j) NovaMed Business. The Group and Providers acknowledge that NovaMed will continue to engage in the NovaMed Business following the consummation of these transactions.

     (k) Website. Within thirty (30) days following the Closing Date: (i) NovaMed will transfer or cause to be transferred to the Group, pursuant to the appropriate transfer forms prepared by NovaMed, all of NovaMed's right, title and interest in and to the domain name registration "www.bweye.com" (the "Domain Name"); and (ii) NovaMed will also remove all content of the website located at the Domain Name, together with all materials, information, data, graphics, scripts, applets and programs maintained or located at the Domain Name and to which NovaMed has title, including, without limitation, any such materials relating to NovaMed-constructed links or websites (collectively, the "Website Material"). Group and Providers acknowledge and agree that NovaMed will retain all right, title and interest in and to, and that Group and Providers will have no rights whatsoever with respect to, the Website Material. Notwithstanding the foregoing, NovaMed will cause Group to have functional use of its domain name for purposes of website and email at Group's designated internet service provider within five (5) business days following the later of Closing or Group providing NovaMed with the name and address of Group's internet service provider.

     (l) Information Technology. NovaMed will assist the Group with Group's installation of a stand-alone information technology system that is no longer a part of or reliant upon NovaMed's centralized information technology system. NovaMed shall at its cost (as limited below), within five (5) business days after Closing, provide Group with the hardware, peripherals and client/server networking configuration identified on Schedule 11(l) (the "Configuration"), together with all assistance and services reasonably necessary to implement the Configuration and to render the Configuration and Installed Software (defined below) operational in all material respects in accordance with the specifications of the Installed Software and under Group's normal business operating conditions (the "Go-Live Condition"); provided that Group shall pay all equipment and other costs relating to the Configuration that exceed $32,000 (subject to Group's prior approval of expenditures). Group is responsible for all software except as otherwise described on Schedule 2 attached hereto. Subject to the terms of Schedule 2, NovaMed shall be responsible for delivery of fully paid-up licenses to the software identified on Schedule 2, Item 3 (the "Installed Software"); provided, however, that consistent with the terms of
Schedule 2, Group will be responsible for all obligations under the MicroMed Software License Agreement attached thereto as Exhibit 2-A, including, without limitation the payment of all fees provided for therein. Group acknowledges that NovaMed is not making any representations and warranties regarding the Configuration, and that Group will be solely responsible for the operation and maintenance of the Configuration from and after achieving the Go-Live Condition.

     (m) Patient and Third Party Payor Refunds. Any patient or third party payor refunds relating to services performed during the period between the Initial Closing Date and the

Closing Date will be for the shared benefit or responsibility, as applicable, of Group and NovaMed as follows: (i) with respect to the Ophthalmic Business, by NovaMed and the Group 35% and 65%, respectively; (ii) with respect to the Dispensary Business, by NovaMed and the Group 80% and 20%, respectively; and
(iii) with respect to the Hammond ASC Business, by NovaMed and Group 100% and 0%, respectively; provided, however, that (x) to the extent any such refunds relate to the Accounts Receivable collected by Group after the Closing Date, then the Group will be responsible for 100% of these refunds; or (y) to the extent any refunds relate to the outstanding SureVision Accounts Receivable, then NovaMed will be responsible for 100% of these refunds. Any Party that remits such refunds shall notify such other Party and the other Party will promptly reimburse the remitting Party the applicable portion of such refund, provided that the Parties agree to share with one another all reasonable supporting documentation evidencing such refund. Without limiting the shared benefit or responsibility allocations described in this Section 11(m), NovaMed shall use commercially reasonable efforts to process and communicate all refunds that relate to patient and/or third party payments received prior to the Closing Date ("Required Refunds"), and each Party shall bear financial responsibility to remit its share of the Required Refunds as set forth herein. In connection with any refunds processed after the Closing Date, the parties agree to use commercially reasonable, good faith efforts to accomplish the purpose and intent of this Section 11(m).

     (n) Tinley Park Office Lease. NovaMed is the primary obligor for the Tinley Park Lease. The Group hereby agrees to reimburse NovaMed for 50% of all third party out of pocket expenses reasonably incurred by NovaMed in the ordinary course of maintaining the facility covered by the Tinley Park Lease in an unoccupied state awaiting sublease, including, without limitation, all rent, utilities and common area maintenance expenses incurred by NovaMed through the duration of the existing Tinley Park Office Lease (collectively, the "Tinley Expenses") (the total amount of Tinley Expenses incurred by NovaMed, and consequently the amount of Group's pro rata share, will be reduced by any rent and other reimbursement payments, if any, received by NovaMed if it sublets the Tinley Park space). Group agrees to remit to NovaMed on a monthly basis its portion of the Tinley Expenses by no later than the fifth day of each month commencing June 1, 2002. The initial monthly payment for the Tinley Expenses is $3,542.70 and will be adjusted by NovaMed from time to time as required. NovaMed shall use commercially reasonable efforts to assign, terminate or sublet the Tinley office lease as soon as possible and to otherwise reduce and/or eliminate the other Tinley Expenses.

     (o) Post-Closing Remittances. If, whether before or after the Closing Date, either Party shall receive any remittance from any account debtors with respect to the accounts receivable of the other Party, the receiving Party shall endorse such remittance to the order of such other Party and forward it to such other Party promptly following receipt thereof. Moreover, Group agrees that it will not change, and has not changed, the billing address on NovaMed's provider numbers in effect prior to the Closing Date. To the extent the Practice Parties and/or any of their respective agents (including, without limitation, Renee Peters) have delivered or caused to be delivered any notices to third parties that are inconsistent with the terms and conditions of this Agreement, then the Practice Parties agree to use their commercially reasonable efforts to rectify any confusion, inaccuracies or other results arising from such notices, including, without limitation, working with any third party payors to correct their records.

     12. Mutual Release.

     (a) Group and Providers Release. Each of the Group and each Provider, on behalf of itself or himself and its or his respective affiliates, agents (other than NovaMed), representatives, attorneys, members, officers, directors, employees, heirs, executors, administrators, successors and assigns (collectively referred to as the "Group Releasors") hereby, jointly and severally, absolutely, unconditionally and irrevocably releases and discharges NovaMed and any of their respective present and former directors, shareholders, officers, employees, agents, attorneys, parent, subsidiaries, Affiliates and successors and assigns (each a "NovaMed Protected Party," and collectively, the "NovaMed Protected Parties") from any and all liabilities, obligations, claims, demands, causes of action, suits, grievances, legal or other proceedings, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees and remedies of any type whatsoever, whether known or unknown, at law or in equity (collectively referred to as the "Claims"), which any Group Releasor had, now has, or may have in the future, for, upon, or by reason of any matter, cause, event, act or omission to act, thing or situation whatsoever occurring or not occurring or existing at any time from the beginning of the world through the Closing Date, including, without limitation, anything with respect to, arising out of or relating to the Transaction Documents or the operation or management of the Group (including, without limitation, the operation or management of the Group and Providers prior to, during and after their affiliation with and/or membership in SureVision), but excluding the Group Excluded Claims (as hereinafter defined) (collectively, the "Group Release Subject Matter"). Without limiting the foregoing, the release described in this
Section 12(a) shall expressly include any and all claims or allegations under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers' Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the Employment Retirement Income Security Act of 1974, the Health Insurance Portability and Accountability Act of 1996, and all federal and state securities laws. Nothing herein shall be construed as releasing SureVision or any member thereof.

     (b) Group Releasors' Covenant Not to Sue. Each of the Group Releasors, jointly and severally, agrees not to initiate or maintain any Claim of any kind whatsoever against the NovaMed Protected Parties based on any obligation or liability arising directly or indirectly out of, or relating in any way to, the Group Release Subject Matter.

     (c) Exceptions to Group Release Subject Matter. Notwithstanding the provisions of Sections 12(a) and 12(b), nothing shall release any NovaMed Protected Party from, and the Group Release Subject Matter shall not include, any Claims arising out of or attributable to or that otherwise result from (collectively, the "Group Excluded Claims"): (i) any claim of a third party with respect to malpractice; (ii) subject to Section 11(m) hereof, any claim of a third party with respect to any actual or alleged miscoding, misapplication or other error (whether intentional or accidental) by NovaMed or any of its employees, contractors or agents, or those of NovaMed's subsidiaries or affiliated companies, resulting in actual or alleged false or inaccurate billings with respect to the Clinic Business or the Hammond ASC Business; (iii) fraud or criminal conduct; (iv) NovaMed's obligations under the Settlement Documents; or (v) the NovaMed Ongoing Obligations.

     (d) NovaMed Release. NovaMed, on behalf of itself and its affiliates, agents, representatives, attorneys, members, shareholders, officers, directors, employees, agents, successors and assigns (collectively referred to as the "NovaMed Releasors") hereby, jointly and severally, absolutely, unconditionally and irrevocably releases and discharges the Group and the Providers and their respective officers, agents, directors, shareholders, employees, successors, heirs and assigns (collectively referred to as the "Group Protected Parties"), from any and all Claims which any NovaMed Releasor had, now has, or may have in the future, for, upon, or by reason of any matter, cause, event, act or omission to act, thing or situation whatsoever occurring or not occurring or existing at any time from the beginning of the world through the Closing Date, including, without limitation, anything with respect to, arising out of or relating to the Transaction Documents or the operation or management of the Group (including, without limitation, the operation or management of Group and Provider during their affiliation with and/or membership in SureVision), but excluding the NovaMed Excluded Claims (as hereinafter defined) (the "NovaMed Release Subject Matter"). Without limiting the foregoing, the release described in this Section 12(d) shall expressly include any and all claims or allegations under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers' Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, the Employment Retirement Income Security Act of 1974, the Health Insurance Portability and Accountability Act of 1996, and all federal and state securities laws. Nothing herein shall be construed as releasing SureVision or any other former member thereof, except for the Providers and their respective affiliates.

     (e) NovaMed Covenant Not To Sue. Each of the NovaMed Releasors, jointly and severally, agrees not to initiate or maintain any Claim of any kind whatsoever against the Group Protected Parties based on any obligation or liability arising directly or indirectly out of, or relating in any way to, the NovaMed Release Subject Matter.

     (f) Exceptions to NovaMed Release Subject Matter. Notwithstanding the provisions of Section 12(d) and 12(e), nothing shall release any Group Protected Party from any Claims arising out of or attributable to or that otherwise result from (collectively, the "NovaMed Excluded Claims"): (i) any claim of a third party with respect to malpractice; (ii) subject to Section 11(m) hereof, any claim of a third party with respect to any actual or alleged miscoding, misapplication or other error (whether intentional or accidental) by the Group, Providers or the Group's Professional Employees (i.e. ophthalmologists and optometrists) resulting in actual or alleged false or inaccurate billings with respect to the Clinic Business or the Hammond ASC Business; (iii) the harassment of any employee of any NovaMed Protected Party; (iv) fraud or criminal conduct;
(v) its or his obligations under the Settlement Documents; or (vi) the Group Ongoing Obligations.

     13. Indemnity.

     (a) Indemnification by NovaMed. NovaMed shall, effective from and after the Closing Date, indemnify, defend and hold harmless the Group Protected Parties from and against any and all claims, damages, costs, loss, liability and expenses, including, without limitation, reasonable attorneys' fees and expenses (collectively, "Loss"), arising out of, caused by or relating to:

          (i) any breach of this Agreement by any NovaMed Releasor;

          (ii) any Group Excluded Claims (except to the extent that such Claim arises exclusively from the gross negligence or willful misconduct of Group or Providers);

          (iii) all other indemnity Claims for which NovaMed is made expressly liable in this Agreement;

          (iv) any third party Claim arising with respect to acts or omissions by NovaMed or its employees, contractors or agents prior to the Closing Date, provided that as to any such Loss arising from the ordinary course of the Clinic Business conducted prior to the Closing Date, such liability will be shared by NovaMed and Group 35% and 65%, respectively (unless such Loss arose from the gross negligence or willful misconduct of NovaMed or its employees, contractors or agents, in which case NovaMed will be responsible for 100% of such liability);

          (v) the operation of the Hammond ASC Business between the Initial Closing Date and the Closing Date.

Notwithstanding anything to the contrary set forth herein, except to the extent such Loss has already been accrued for under the Services Agreement, NovaMed's liability under Section 9(h) shall be limited as follows: 80% of any such losses arising from Claims in connection with the operation prior to the Closing Date of the Dispensary Business and 35% of any such losses arising from Claims in connection with the operation prior to the Closing Date of the Ophthalmic Business (except that in either case NovaMed will be responsible for 100% of any interest and penalties associated therewith).

     (b) Indemnification by the Group. The Group and the Providers shall, jointly and severally and effective from and after the Closing Date, indemnify, defend and hold harmless the NovaMed Protected Parties from and against any and all Loss arising out of, caused by or relating to:

          (i) any breach of this Agreement by any Group Releasor;

          (ii) any NovaMed Excluded Claims (except to the extent that such Claim arises exclusively from the gross negligence or willful misconduct of a NovaMed Releasor);

          (iii) all other indemnity Claims for which Group and/or Providers are made expressly liable in this Agreement;

          (iv) any third party Claim arising with respect to acts or omissions by Group, any Provider or any of Group's Professional Employees prior to the Closing Date, provided that as to any such Loss arising from the ordinary course of the Clinic Business conducted between the Initial Closing Date and the Closing Date will be shared by NovaMed and Group 35% and 65%, respectively (unless such Loss arose from the gross negligence or willful misconduct of any of Group, Providers or any of Group's Professional Employees, in which case Group will be responsible for 100% of such liability); and

     (v) the operation of the Hammond ASC Business at any time prior to the Initial Closing Date and from and after the Closing Date.

     14. Restrictive Covenants.

     (a) Each of the Group and each Provider (the "Restricted Parties") agrees and acknowledges that: (i) NovaMed has been and will continue to be engaged in the Facilities Business and Products Business; (ii) the agreements and covenants contained in this Section 14 are a condition precedent to NovaMed's willingness to enter into this Agreement; (iii) NovaMed would be irreparably damaged if any of the Restricted Parties were to violate the provisions of this Section 14; and
(iv) NovaMed would not have agreed to sell substantially all of its assets relating to the Hammond ASC, and entered into this Agreement and the Settlement Documents, were it not for each of the Restricted Parties' agreement to be bound by the terms and conditions of this Section 14.

     (b) Each of the Restricted Parties hereby agrees that for the five (5) year period beginning on the Closing Date (the "Restricted Period"; provided, that in the event that any of the Restricted Parties is determined to have violated the covenants set forth in this Section 14, the Restricted Period shall be extended day for day for the time period that any Restricted Party is in violation of any such covenant), none of the Restricted Parties will, directly or indirectly, enter into any transaction with any Person engaged in a business substantially similar to or in competition with the Facilities Business, in which transaction such Person has, directly or indirectly, any equity or profits interest in, or rights to share or participate in the economics of (including, without limitation, any such rights or participation through a management agreement), the Hammond ASC (or any transaction substantially similar in effect thereto). Notwithstanding the foregoing, nothing herein shall prevent the Restricted Parties from issuing, granting or selling any profits or equity participation in the Hammond ASC Business to any licensed medical professional in connection with such Person's provision of medical services to patients of the Business.

     (c) Non-Solicitation. For a period of two (2) years following the Closing Date, no Party shall, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacities without the prior written consent of the other Party, recruit or solicit for employment or engagement, any Person who is employed by the other Party, or was employed by other Party or its Affiliates during the two-year period preceding the Closing Date (excluding, in the case of the Group Restricted Parties, the Terminated Employees), or otherwise seek to influence or alter any such Person's relationship with the other Party or its Affiliates.

     (d) Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant contained in this Section 14 too lengthy, the other provisions of this Section 14 shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances. The court in each case shall reduce the Restricted Period to permissible duration or size.

     (e) Remedies. The Parties acknowledge and agree that the covenants set forth in this Section 14 are reasonable and necessary for the protection of the business interests of the other Party, that irreparable injury will result to the other Party if a Party breaches any of the terms of said restrictive covenants, and that in the event of actual or threatened breach of any such restrictive covenants, the injured Party will have no adequate remedy at law. Each of the Parties accordingly agrees that in the event of any actual or threatened breach by any of them of any of the covenants set forth in this
Section 14, the injured Party shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the injured party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

     (f) Non-Disparagement.

          (i) At all times from and after the Closing Date, each of the Group and each Provider agrees not to disparage, denigrate or derogate in any way, directly or indirectly, any NovaMed Protected Party, nor shall either the Group or any Provider disparage, denigrate or derogate in any way, directly or indirectly, its/his experience with any NovaMed Protected Party, or any actions or decisions made by any NovaMed Protected Party. As used herein, "Group" shall be limited to the Providers and senior management employees of Group, with the understanding that Group and Providers shall use commercially reasonable efforts to cause Group's other employees to comply with the provisions of this Section 14(f)(i).

          (ii) At all times from and after the Closing Date, NovaMed agrees not to disparage, denigrate or derogate in any way, directly or indirectly, either of the Group or any Provider, nor shall NovaMed disparage, denigrate or derogate in any way, directly or indirectly, its experience with either of the Group or any Provider, or any actions or decisions made by either of the Group or any Provider.

     (g) Each of the Parties hereby acknowledges and agrees that the other Party would not have entered into this Agreement but for each Restricted Party's agreement to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Section 14 hereof, and for each of the Party's agreement that the scope of the restrictive covenants in this Agreement is reasonable (collectively, the "Restrictive Covenants"). As such, each Party further acknowledges and agrees to waive any rights to challenge in any form or fashion, whether directly or indirectly, the Restrictive Covenants, and none of the Parties or any of its or his affiliates, permitted successors, assigns or estate shall commence, participate in or be a party to any litigation or any other type of action which challenges any term or condition of the Restrictive Covenants or any other term or condition of the surviving Transaction Documents, including, but not limited to, the scope of the Restrictive Covenants.

     15. Conditions to NovaMed's Obligations to Close. The obligations of NovaMed to consummate the transactions contemplated by this Agreement are subject to satisfaction or waiver of the following conditions:

     (a) Bank Consents. NovaMed shall have obtained the written consent to the consummation of the transactions contemplated by this Agreement from the requisite number of its senior lenders to the extent required under its credit facility (the "Bank Approval"), which Bank Approval shall be granted substantially in accordance with the terms of the form of Consent and Second Amendment distributed to the senior lenders by the lending agent's legal counsel on or about May 30, 2002 (the "Form Consent") or upon such other terms as are not, taken as a whole, more disadvantageous to NovaMed than the Form Consent in any material respect. NovaMed hereby represents and warrants that National City Bank of Michigan/Illinois, as lending agent under the credit facility, has already approved and executed the Form Consent, and that as of the date of this Agreement NovaMed is awaiting approval and execution of the Form Consent by the requisite number of its senior lenders;

     (b) Representations/Warranties. The representations and warranties of the Group and the Providers contained in Section 10 shall be true and correct in all material respects as of the date hereof and the Closing Date;

     (c) Fairness Opinion. The receipt by NovaMed of a fairness opinion or appraisal from an independent third party with respect to the transactions contemplated by this Agreement (the "Fairness Opinion");

     (d) Documents. All of the actions to be taken by the Group and the Providers in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, agreements and other documents required (as specified herein) to effect the transactions contemplated hereby shall have been taken or delivered to NovaMed and be reasonably satisfactory to NovaMed in form and substance;

     (e) Covenants. The Group and the Providers shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date; and

     (f) No Adverse Action. There shall not have been instituted or overtly threatened any lawsuit or government investigation or proceeding involving any Practice Party's acts or omissions with respect to the Practice and the ASC Business, the effect of which would have a material adverse effect on the Business as a whole.

     16. Conditions to the Group's and the Providers' Obligations to Close. The obligations of the Group to consummate the transactions contemplated by this Agreement are subject to satisfaction or waiver of the following conditions:

     (a) Representations/Warranties. The representations of NovaMed contained in
Section 9 shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

     (b) Documents. All of the actions to be taken by NovaMed in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, agreements and other documents required (as specified below) to effect the transactions contemplated hereby shall have been taken or delivered to the Group and be reasonably satisfactory to the Group in form and substance;

     (c) No Adverse Action. There shall have been no uninsured material loss, damage or destruction to any of the Purchased Assets, taken as a whole, nor shall there have been instituted or overtly threatened any lawsuit or government investigation or proceeding involving the ASC Business or NovaMed's acts or omissions with respect to the Practice, the effect of which would have a material adverse effect on the Business as a whole; and

     (d) Covenants. NovaMed shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date.

     17. Termination. This Agreement may be terminated prior to the Closing:

     (a) by the mutual written consent of NovaMed and the Practice Parties at any time;

     (b) by the Practice Parties, upon written notice to NovaMed at any time prior to the Closing, if (i) there has been a material misrepresentation, a material breach of warranty or breach of a covenant on the part of NovaMed which has not been cured to the reasonable satisfaction of the Practice Parties within five (5) business days after notice of such breach has been received by NovaMed,
(ii) at any time after July 15, 2002, if one or more of the conditions to closing set forth in Section 16 is not satisfied, and NovaMed is unable to cause such condition to be satisfied within five (5) business days after receiving written demand therefore from the Practice Parties; or

     (c) by NovaMed upon written notice to the Practice Parties at any time prior to the Closing, if (i) there has been a material misrepresentation, a material breach of warranty or breach of a covenant on the part of the Practice Parties which has not been cured to NovaMed's reasonable satisfaction within five (5) business days after notice of such breach has been received by the Practice Parties, or (ii) at any time after July 15, 2002, if one or more of the conditions to closing set forth in Article 15 (other than the conditions in Section 15(a) and Section 15(c)) is not satisfied, and the Practice Parties are unable to cause such condition to be satisfied within five (5) business days after receiving written demand therefore from NovaMed.

     (d) by either Party if the transaction is not closed by July 15, 2002 (in the case of the Practice Parties' right to terminate) or August 15, 2002 (in the case of NovaMed's right to terminate); provided that, the terminating Party is are not in default of its obligations arising pursuant to this Agreement.

     18. Effect of Termination. In the event of termination of this Agreement pursuant to Section 17, this Agreement will forthwith become void and there will be no further liability on the part of the Parties hereunder, except liability of any Party for breaches of this Agreement committed by such party prior to the time of such termination and except as otherwise provided below. Notwithstanding the foregoing, (i) if NovaMed does not proceed with Closing (defined below) on or before July 15, 2002 even though all of its conditions to closing set forth in Section 15 have been satisfied, then NovaMed shall be deemed to be in breach of this Agreement and NovaMed shall pay to Group (as a negotiated break-up fee and not as liquidated damages) $80,000, and the Practice Parties shall be entitled to pursue such other damages, rights and remedies against NovaMed as may be available at law or in equity as a result of such breach; (ii) if NovaMed does not proceed with the Closing on or before July 15, 2002 even though all of its conditions (other than the receipt of Bank Approval and/or Fairness Opinion) have been satisfied, then NovaMed shall pay $80,000 to Group as the sole and exclusive remedy of the Practice Parties with regard to such failure to close; and (iii) if the Practice Parties do not proceed with the Closing on or before July 15, 2002 even though all of the conditions to closing of the Practice Parties set forth in Section 16 have been satisfied, then Group shall be deemed to be in breach of this Agreement and Group shall pay $80,000 to NovaMed (as a negotiated break-up fee and not as liquidated damages) and NovaMed shall be entitled to pursue such other damages rights and remedies against the Practice Parties as may be available in law or at equity as a result of such breach.

     19. Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place on such date as the parties may mutually agree or on prior to July 15, 2002 (the "Closing Date"), upon which all of the following shall have occurred: (i) execution of the Settlement Documents; (ii) the satisfaction or waiver of the conditions set forth in Sections 15 and 16 hereof; and (iii) the delivery by all the Parties of all items set forth in this Section
19. The Closing shall take place in the offices of Sachnoff & Weaver, Ltd., counsel to the Group, 30 South Wacker Drive, 29th Floor, Chicago, Illinois 60606, or at such other place as the Parties may agree, and shall be effective on the Closing Date except as otherwise specified in this Agreement.

     (a) Closing Deliveries by the Group. At the Closing, the Group shall deliver to NovaMed the following:

          (i) Payment of the Termination Fee, Asset Purchase Price and, if applicable, the Closing Reconciliation Payment in accordance with Section 8(c) hereof;

          (ii) Stock certificates representing the Transferred Shares, accompanied by duly executed stock powers in form and substance reasonably acceptable to NovaMed;

          (iii) A Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit 17(a)(iii) (the "Bill of Sale"), executed by the Group;

          (iv) The Escrow Instructions, executed by Group and Providers;

          (v) Copies of fully executed amended and restated employment agreements with the Professional Employees that have removed all references to and obligations (if any) of NovaMed;

          (vi) Termination of the Hammond Office Lease, executed by landlord, an affiliate of Group (the "Hammond Lease Termination Agreement");

          (vii) Certificate of Group certifying that all representations and warranties contained in this Agreement are truthful, accurate and complete as of the Closing Date, and reaffirming the releases set forth in Section 12 hereof;

          (viii) Officer Certificate of Group, attaching and certifying as to
     (A) resolutions of the board of directors and shareholders of Group authorizing the subject transaction and (B) Incumbency and specimen signatures of officers executing the transaction agreements; and

          (ix) Such other documents as counsel for NovaMed shall reasonably request.

     (b) Closing Deliveries by NovaMed. At the Closing, NovaMed shall deliver to the Group, the following:

          (i) This Agreement, executed by NovaMed;

          (ii) The Bill of Sale, executed by NovaMed;

          (iii) The Escrow Instructions, executed by NovaMed;

          (iv) The Hammond Lease Termination Agreement, executed by NovaMed;

          (v) If applicable, the payment of the Closing Reconciliation Payment in accordance with Section 8(c) hereof;

          (vi) UCC termination and release statements executed by NovaMed, and National City Bank, as agent (the "Bank") as necessary to release and terminate the liens of such entities on the Purchased Assets;

          (vii) Delivery to the headquarters of the Business all of the Seller's records, documents and other written materials related to the Business (to the extent contemplated by this Agreement) and all keys and combinations, as appropriate, to all locks used on or in connection with any of the Purchased Assets or otherwise in connection with the Business (provided that NovaMed may retain copies of such records subject to the terms and conditions of this Agreement);

          (viii) Certificate of NovaMed certifying that all representations and warranties contained in this Agreement are truthful, accurate and complete as of the Closing Date, and reaffirming the releases set forth in Section 12 hereof (the "NovaMed Bring-Down Certificate"); provided that, in addition to those updates expressly contemplated herein, NovaMed may update any Schedule of this Agreement as of the Closing Date in a manner reasonably acceptable to Group; provided further that no such updates to schedules relating to the representations and warranties set forth in
     Section 9
     hereof shall modify such representations and warranties as made as of the date of this Agreement;

          (ix) Officer Certificate of NovaMed, attaching and certifying as to
     (A) resolutions of the Special Committee to NovaMed Eyecare, Inc's board of directors authorizing the subject transaction and (B) Incumbency and specimen signatures of officers executing the transaction agreements; and

          (x) Such other documents as counsel for the Group shall reasonably request.

     20. Miscellaneous.

     (a) Entire Agreement. The Settlement Documents and Confidentiality Agreement dated December 21, 2001 between NovaMed, Group, Providers and other signatories thereto, as amended, embody the entire agreement and understanding between the Parties relating to the subject matter hereof and supersede any prior agreements and understandings relating to the subject matter hereof.

     (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument representing this Agreement between the Parties, and it shall not be necessary for the proof of this Agreement that any Party produce or account for more than one such counterpart. This Agreement and the other Settlement Documents may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

     (c) Modification or Waiver. This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by all of the Parties. No failure, in any one or more instances, to enforce or to require strict compliance with any term, condition, covenant, representation or warranty of this Agreement shall be deemed to be a waiver, of any nature, whether past, current or future, of any such term, condition, covenant, representation or warranty or of any breach of such or any other term, condition, covenant, representation or warranty in this Agreement.

     (d) Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the effective period of this Agreement, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Each party waives any and all claims or contests it has, based on federal or state laws proposed or in effect as of the Closing Date, which would or could allow the party to challenge the existence, validity or enforceability of this Agreement.

     (e) Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by either Party without prior written consent of the other, which consent shall not be unreasonably withheld; provided, however, that NovaMed may assign, without the consent of the other Parties, its rights and obligations under this Agreement in connection with a reorganization, merger, consolidation or the sale of all or substantially all of the capital stock or assets of NovaMed (or any other transaction substantially similar in effect).

     (f) Arbitration. The Parties shall negotiate in good faith to resolve any controversy, dispute or disagreement arising out of or relating to this Agreement or the breach of any provision of this Agreement. Subject to Section 14(e), any such matter not resolved by negotiation shall be settled by binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules (such arbitration to be held in Chicago, Illinois before a single arbitrator and to commence within thirty (30) days of the appointment of the arbitrator by the AAA or such later date as is reasonable under the circumstances), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     (g) Equitable Relief. Without limiting the terms of Section 14(e) hereof, each Party acknowledges and agrees that, notwithstanding anything contained in
Section 20(f) to the contrary, the remedies at law of the other Parties for any breach of this Agreement would be inadequate and agrees that in addition to any remedy at law which they may have, the other Parties shall have the right to seek and obtain injunctive relief, specific performance or other equitable relief in any proceeding commenced in a federal or state court which may be brought to enforce such provisions, without the necessity of posting a bond as security or proof of actual damage.

     (h) Attorneys' Fees and Costs. Except as otherwise expressly provided in this Agreement, each party shall bear its respective costs and fees associated with the implementation, negotiation, execution and/or delivery of this Agreement. Notwithstanding the foregoing, in the event of litigation arising out of the enforcement of the terms of this Agreement, the prevailing party shall, in addition to all remedies to which it is otherwise entitled, be entitled to reasonable attorneys' fees and costs.

     (i) Section, Exhibit and Schedule Headings and References. The Section, Exhibit and Schedule headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. Unless otherwise specified, all Section, Exhibit and Schedule references contained herein shall be to Sections, Exhibits and Schedules, respectively, of this Agreement.

     (j) Survival. The terms and provisions of the Settlement Documents shall survive the Closing Date of this Agreement.

     (k) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received, if delivered in person, or the next day after receipt is electronically confirmed, if sent by telecopy, or on first business day after the day deposited for next business day delivery, if sent by a nationally recognized next-day delivery service (e.g., Federal Express), or on the third business day after the day mailed, if sent by registered or certified mail (postage prepaid, return receipt requested), to the other Party at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

         If to NovaMed:

                  NovaMed Eyecare Services, LLC
                  980 North Michigan Avenue
                  Suite 1620
                  Chicago, Illinois 60611
                  Attention: John W. Lawrence, Jr.
                  Telephone: (312) 664-4100
                  Telecopy:  (312) 664-4250

         With a copy to:

                  Katten Muchin Zavis Rosenman
                  525 West Monroe Street
                  Suite 1600
                  Chicago, Illinois 60661-3693
                  Attention: Steven V. Napolitano
                  Telephone: (312) 902-5615
                  Telecopy:  (312) 902-1061

         If to the Group:

                  Williams Eye Institute, P.C.
                  6850 Hohman
                  Hammond, Indiana 46324
                  Attention: President
                  Telephone: (219) 931-7509
                  Telecopy:  (219) 937-5068

         With a copy to:

                  Sachnoff & Weaver, Ltd.
                  30 South Wacker Drive
                  29th Floor
                  Chicago, Illinois 60606-7484
                  Attention: William E. Doran, Esq.
                  Telephone: (312) 207-6412

                            Telecopy: (312) 207-6400

     (l) Governing Law. This Agreement and any of the other Settlement Documents shall be construed and enforced in accordance with and governed by the laws of the State of Illinois, without regard to principles of conflicts of law otherwise applicable to such determination.

     (m) Review and Acceptance of Agreement. The parties represent that (i) that they have had sufficient time to review this Agreement; (ii) they have carefully read and understand the terms of this Agreement; (iii) they have had an opportunity to seek the advice and assistance of counsel with regard to this Agreement; and (iv) they voluntarily and knowingly accept the terms of the Agreement of their own free will. The parties hereto further acknowledge that the terms of this Agreement are the result of negotiations between them and that this Agreement shall not be construed in favor of, or against any party hereto by reason of the extent to which a party or its counsel participated in the drafting.

     (n) Providers Consent. The Providers, in their individual capacities, for any professional corporation or other legal entity through which such Providers do business, and in any capacity they hold as an owner, partner, director, officer or employee of the Group, agrees to, acknowledges and consents to the transactions described in this Agreement.

     (o) No Admission of Liability. This Agreement is the result of compromise and shall never at any time for any purpose be considered as an admission of liability or responsibility on the part of any Party.

     (p) Further Assurances. To the extent not already required hereunder, each of the Parties hereto shall, at the request of the other Party hereto, execute and deliver any further instruments or documents, and perform all such further acts, as may be reasonably necessary to consummate and make effective the transactions contemplated hereby.

     (q) Expenses. Except as paid prior to the date hereof or otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     (r) Gender. Any reference herein to "he," "his," "him" or "himself" shall not be limited to the male gender, but instead be construed as applying to both genders.

     (s) Public Announcement. Without limiting the Group and Providers' respective obligations under the Confidentiality Agreement, the Parties acknowledge that NovaMed intends to publicly announce the transactions contemplated herein, whether through a press release, a filing with the Securities and Exchange Commission, or some other form or medium selected by NovaMed. NovaMed shall give Group reasonable prior notice of and the opportunity to review any such announcement insofar as it describes Group or the terms of this transaction.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

                             NOVAMED:

                             NOVAMED EYECARE SERVICES, LLC
                             By:  NovaMed Eyecare, Inc., its Manager

                                  By: /s/ Stephen J. Winjum
                                     -----------------------------------
                                     Stephen J. Winjum, its President

                             GROUP:

                             WILLIAMS EYE INSTITUTE, P.C.

                             By: /s/ Douglas P. Williams
                                ----------------------------------
                             Print Name: Douglas P. Williams, M.D.
                                        --------------------------
                             Title: President
                                   -------------------------------

                             PROVIDERS:

                             /s/ Douglas P. Williams
                             --------------------------------
                             Douglas P. Williams, M.D., Individually

                             /s/ Ann K. Williams, M.D.
                             --------------------------------
                             Ann K. Williams, M.D., Individually

                         INDEX OF SCHEDULES AND EXHIBITS*

Schedules

Schedule 2                 Assumed Contracts
Schedule 3(a)              Practice Expense
Schedule 4(a)              Personal Property
Schedule 4(b)              Inventory
Schedule 4(d)              Accounts Receivable
Schedule 4(i)              Assigned Permits
Schedule 4(j)              Intellectual Property
Schedule 6(a)              Terminated Employees
Schedule 6(b)(ii)          Terminated Employees Hired by the Group
Schedule 7(a)(iii)         Accounts Payable
Schedule 7(a)(iv)          Other Liabilities and Obligations
Schedule 8(b)              Description of Stock Certificates
Schedule 8(c)              Cash Reconciliation Listing
Schedule 9(c)              Violations, Breaches or Defaults by NovaMed
Schedule 9(g)              Insurance
Schedule 9(k)              Financial Statements
Schedule 10(f)             Issuance of Checks
Schedule 10(g)             Transferred Stock
Schedule 11(l)             IT Configuration

Exhibits

Exhibit 3(b)(i)            Escrow Instructions
Exhibit 17(a)(iv)          Bill of Sale


* NovaMed Eyecare, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.